Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Delivers Special Oracle® High Availability Offering

Discounts Available on DataMirror iReflect™ Software for Sun Fire™ V880 or V480 Servers

MARKHAM, CANADA – (June 3rd, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC),

a leading provider of enterprise application integration and resiliency solutions, today announced a special solutions package for its Oracle high availability software – DataMirror iReflect. Companies using Sun Fire V880 or V480 servers can now receive 50% off the price of an iReflect target license, making continuous business operations and 24/7 availability of Oracle9i™ systems running on Sun more affordable and achievable.

“This offering provides an added incentive for companies to implement a proven high availability solution for less,” says Nigel Stokes, CEO, DataMirror. “Through this special solutions package, companies can implement DataMirror iReflect software at a fraction of the cost and better protect their Sun systems from the effects of downtime and disaster – yielding strong competitive advantage, high cost savings, and a significant return on Sun investments.”

Companies worldwide are using iReflect software to build a real-time, zero-latency enterprise that is virtually impervious to downtime. iReflect helps companies increase revenues and improve their bottom line through new operational efficiencies, enhanced service levels and the ability to do business 24/7.

About DataMirror iReflect

DataMirror iReflect uses intelligent database-level mirroring to achieve superior uptime and availability for data assets on Oracle9i. The iReflect log-based solution mirrors Oracle database transactions from the primary system to the backup system in real-time. It has the ability to detect primary system failure and invoke operational switching to enable highly available business operations in Oracle environments. iReflect can also be easily configured for efficient data distribution within Oracle9i.

Pricing and Availability

This special offer is available worldwide until July 31, 2003 and is based on local currencies. For information on DataMirror iReflect pricing, please contact a DataMirror representative by e-mail at sales@datamirror.com or by phone at 905-415-0310 (toll free 1-800-362-5955).

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, iReflect, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.